Filed Pursuant to Rule 424(b)(5)
Registration No. 333-185558

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 2, 2015

Prospectus supplement

(To prospectus dated December 19, 2012)

Delphi Automotive PLC

€

        % Senior Notes due 20

Issue price:         %, plus accrued interest, if any

We are offering €                 of our         % Senior Notes due 20         , which we refer to as the “Notes.” The Notes will mature on                 , 20         . We will pay interest on the Notes annually in arrears on of each year, beginning on                 , 2016. Interest will accrue from                 , 2015.

We may, at our option, redeem all or part of the Notes at any time at the redemption prices described herein. In addition, we may, at our option, redeem all, but not a part, of the Notes at any time in the event of certain developments affecting United States taxation as described herein. If we experience a change of control triggering event (as described herein), we must offer to repurchase the Notes.

The obligations under the Notes will initially be fully and unconditionally guaranteed by certain of our subsidiaries that are obligors under Delphi Corporation’s outstanding notes and credit facility. The Notes and the guarantees will be general unsecured obligations of us and the guarantors, respectively, and will rank equally in right of payment with all of all of our and their existing and future senior indebtedness. The Notes and the guarantees will be effectively subordinated to any of our and the guarantors’ existing and future secured debt to the extent of the value of the collateral securing such indebtedness. The Notes will be structurally subordinated to all liabilities of our subsidiaries that do not issue or guarantee the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Risk factors” beginning on page S-7 of this prospectus supplement.

We intend to apply to list the Notes on the New York Stock Exchange (the “NYSE”). We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the Notes at any time. There is currently no established trading market for the Notes.

	Price to public(1)		Underwriting discount		Proceeds to us, before expenses

Per Note		%		%		%

Total	€		€		€

(1)	Plus accrued interest from , 2015, if settlement occurs after that date.

We expect that delivery of the Notes will be made to investors in book-entry form through a common depository for Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about                 , 2015.

Joint book-running managers

Deutsche Bank	BofA Merrill Lynch	J.P. Morgan

, 2015

About this prospectus

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes offered hereby. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. Offers and sales of the Notes in the European Union and the United Kingdom are subject to restrictions, the details of which are set out under “Underwriting.” The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in other jurisdictions may also be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

In connection with the issue of the notes, Merrill Lynch International (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may overallot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or overallotment must be conducted by the Stabilizing Manager (or person(s) acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules. See “Underwriting.”

Notices under Jersey law

The directors of the Issuer have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether of facts or of opinion. All the directors accept responsibility accordingly.

A copy of this document has been delivered to the registrar of companies in Jersey (the “Jersey Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, as amended, and the Jersey Registrar has given, and has not withdrawn, his consent to its circulation. The Jersey Financial Services Commission (the “Commission”) has given, and has not withdrawn, or will have given prior to the issue of the

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Notes and not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of the Notes. The Commission is protected by the Control of Borrowing (Jersey) Law 1947, as amended, against liability arising from the discharge of its functions under that law. It must be distinctly understood that, in giving these consents, neither the Jersey Registrar nor the Commission takes any responsibility for the financial soundness of the Issuer or for the correctness of any statements made, or opinions expressed, with regard to it.

If you are in any doubt about the contents of this document you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser. It should be remembered that the price of securities and the income from them can go down as well as up.

Notice to prospective investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

References in this prospectus supplement and the accompanying prospectus to “U.S. $” and “U.S. dollars” are to the currency of the United States of America. References to “€” and “euro” in this prospectus supplement

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and the accompanying prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States.

In this prospectus, unless otherwise indicated or the context otherwise requires, “Delphi,” the “Company,” “we,” “us” and “our” refer to Delphi Automotive PLC, a public limited company, which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales, which was formed on August 19, 2009 for the purpose of acquiring certain assets of the former Delphi Corporation and which became a subsidiary of Delphi Automotive PLC on November 22, 2011 in connection with the Company’s initial public offering. References to the “Issuer” refer to Delphi Automotive PLC, as the issuer of the Notes, and not to any of its subsidiaries.

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Prospectus

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Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of this offering (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 9; 2015; and

•	Our Current Reports on Form 8-K filed on January 13, 2015 (Item 8.01 only) and February 2, 2015.

You may request a free copy of these filings by writing to, or telephoning, us at the following address and phone number:

Delphi Automotive PLC

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098

(248) 813-2000

Special note on forward-looking statements

This prospectus supplement, including the documents incorporated by reference herein, contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “explore,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global economic conditions, including conditions affecting the credit market; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to our products; our ability to maintain contracts that are critical to our operations; our ability to integrate and realize the benefits of recent acquisitions; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of our unionized employees or those of our principal customers, and our ability to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. New risks and uncertainties arise from time to time, and it is impossible for us to predict

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these events or how they may affect us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

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Summary

This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Company overview

We are a leading global vehicle components manufacturer and provide electrical and electronic, powertrain, active safety and thermal technology solutions to the global automotive and commercial vehicle markets. We are one of the largest vehicle component manufacturers, and our customers include all 25 of the largest automotive original equipment manufacturers (“OEMs”) in the world. We operate 129 major manufacturing facilities and 15 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from low cost countries. We have a presence in 33 countries and have over 20,000 scientists, engineers and technicians focused on developing market relevant product solutions for our customers. In line with the growth in emerging markets, we have been increasing our focus on these markets, particularly China, where we have a major manufacturing base, including investments in 5 new manufacturing facilities since 2012, and strong customer relationships.

Our principal executive offices are located at Courteney Road, Hoath Way, Gillingham, Kent ME8 0RU, United Kingdom and our telephone number is 011-44-163-423-4422. Our register of members is kept at our registered office, which is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands.

Recent developments

On February 19, 2015, we announced that we had executed a definitive agreement to sell our thermal business to MAHLE GmbH for cash consideration of approximately $727 million, subject to closing adjustments. Closing of the transaction is expected to occur in the third quarter, subject to customary closing conditions including regulatory approvals. We intend to use the proceeds for growth initiatives such as acquisitions and for share repurchases. Our thermal segment had revenues of $1.6 billion and operating income of $47 million in 2014. We expect to account for our thermal business as a discontinued operation beginning in the first quarter of 2015.

The offering

This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	Delphi Automotive PLC

Securities offered	€ aggregate principal amount of % Senior Notes due 20 .

Maturity date	, 20 .

Interest rate	% per annum.

Interest payment dates	Annually in arrears on of each year, commencing , 2016.

Guarantees	The payment of the principal, premium and interest on the Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of our subsidiaries that are obligors under Delphi Corporation’s outstanding notes and credit facility. In addition, if any Domestic Subsidiaries guarantee the Existing Notes (each, as defined in “Description of notes”), such subsidiaries will be required to guarantee the Notes. Under certain circumstances, the subsidiary guarantors may be released from the guarantees without the consent of the holders of the Notes. See “Description of notes—Note guarantees.”

Ranking	The Notes and the guarantees will be the Issuer’s and the guarantors’ general unsecured obligations and will:

•	rank equally in right of payment with all of their existing and future senior indebtedness;

•	rank senior in right of payment to all of their future subordinated indebtedness;

•	be effectively subordinated in right of payment to all of their existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all indebtedness and other liabilities of each of our existing and future subsidiaries that is not a guarantor of the Notes.

At December 31, 2014, on an as adjusted basis after giving effect to the offering of the Notes and the redemption of Delphi Corporation’s 6.125% Senior Notes due 2021 (the “2021 Notes”), we would have had total indebtedness, excluding discounts and premiums, of $ million, including $40 million of secured debt.

Our non-guarantor subsidiaries contribute substantially all of our revenues and operating income, and comprise substantially all of our assets and had total liabilities of $6,543 million, or 85%, of our total liabilities as of December 31, 2014 (without giving effect to intercompany eliminations).

Optional redemption	At any time on or before , 20 (three months prior to the maturity date of the Notes), we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes we redeem, plus a make-whole premium. On or after , 20 , we may redeem the Notes at a price equal to their principal amount. In any such case, we also will pay any accrued and unpaid interest to, but excluding, the redemption date.

See “Description of notes—Optional redemption.”

Covenants	We will issue the Notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets, or merge with or into, any other person or entity.

These covenants are subject to important exceptions and qualifications described under the heading “Description of notes—Certain covenants.”

Optional tax redemption	We may redeem the Notes as a whole but not in part, at our option, in the event of certain changes in tax law that would require us to pay Additional Amounts (as defined in the section entitled “Description of notes—Payment of Additional Amounts”) to holders of the notes in respect of withholding taxes that cannot be avoided by taking reasonable measures available to us, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to but excluding the date of redemption.

See “Description of notes—Tax redemption.”

Additional Amounts	Subject to certain exceptions and limitations, we will pay such Additional Amounts (as defined in the section entitled “Description of notes—Payment of Additional Amounts”) on the Notes (or payments under the Note Guarantees in respect thereof) as may be necessary so that the net amount received by each holder of the Notes after all withholding or deductions, if any, will not be less than the amount the holder would have received in respect of such Note (or payments under the Note Guarantees in respect thereof) in the absence of such withholding or deduction.

See “Description of notes—Payment of Additional Amounts.”

Use of proceeds	We expect to use the net proceeds from this offering for general corporate purposes, including to redeem the 2021 Notes and to pay related premiums, fees and expenses. For more information about our use of proceeds from this offering, see “Use of proceeds.”

Listing	We intend to apply to list the Notes on the NYSE. We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the Notes at any time. There is currently no established trading market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the Notes without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes.

Currency of payment	Payments in respect of the Notes will be payable in euro. If the euro, as the case may be, is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments will be made in U.S. dollars until the euro is again available to us or so used.

Form and denominations	We will issue the Notes in the form of one or more fully registered global securities, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

U.S. federal income tax consequences	See “Tax considerations – U.S. federal income tax consequences” for a description of the U.S. federal income tax consequences of an investment in the Notes. Non-U.S. investors should be aware that we or any intermediary that is treated as U.S. withholding agent for U.S. federal income tax purposes may withhold U.S. tax on the Notes unless the investor provides a properly executed applicable Internal Revenue Service (“IRS”) Form W-8, and that Additional Amounts generally will not be payable with respect to any such withheld amount.

Risk factors	Investing in the Notes involves substantial risk. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement and page 14 of our annual report on Form 10-K for the year ended December 31, 2014 incorporated by reference herein for a discussion of certain factors you should consider in evaluating an investment in the Notes.

Summary historical consolidated financial data

The following selected consolidated financial data of the Company has been derived from the audited consolidated financial statements of the Company and should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2014 incorporated by reference herein.

	Year ended December 31,
	2014	2013	2012
	(dollars in millions)
Statements of Operations data:
Net sales	$17,023	$16,463	$15,519
Depreciation and amortization	587	540	486
Operating income	1,847	1,684	1,476
Interest expense	(135)	(143)	(136)
Net income	1,440	1,301	1,160
Other financial data:
Capital expenditures	855	682	705
Adjusted operating income(1)	2,018	1,844	1,671
Adjusted operating income margin(2)	11.9%	11.2%	10.8%
Net cash provided by operating activities	2,135	1,750	1,478
Net cash (used in) investing activities	(1,186)	(655)	(1,631)
Net cash (used in) financing activities	(1,398)	(822)	(105)

As of December 31, 2014
(dollars in millions)
Balance sheet and employment data:
Cash and cash equivalents	$904
Total assets	10,746
Total debt	2,451
Working capital(3)	1,151
Shareholders’ equity	3,013
Global employees(4)	127,000

(1)	Our management utilizes net income before interest expense, other income (expense), net, income tax expense, restructuring, other project and integration costs related to acquisitions and other portfolio transactions, asset impairments and equity income (loss), net of tax (“Adjusted Operating Income”) to evaluate performance. Through December 31, 2013, the Company’s management believed that net income before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, restructuring and other acquisition-related integration costs (“Adjusted EBITDA”) was a meaningful measure of performance and it was used by management to analyze Company and stand-alone segment operating performance. Management also used Adjusted EBITDA for planning and forecasting purposes. Effective January 1, 2014, Delphi’s management began utilizing Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of Delphi’s operating segments.

Adjusted Operating Income should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Delphi, which is the most directly comparable financial measure to Adjusted Operating Income that is in accordance with U.S.

GAAP. Adjusted Operating Income, as determined and measured by Delphi, should also not be compared to similarly titled measures reported by other companies.

The reconciliation of Adjusted Operating Income to net income (loss) attributable to Delphi follows:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Adjusted operating income	$2,018	$1,844	$1,671
Restructuring	(144)	(145)	(171)
Other acquisition and portfolio project costs	(20)	(15)	(9)
Asset impairments	(7)	0	(15)

Operating income	$1,847	$1,684	$1,476

Interest expense	(135)	(143)	(136)
Other (expense) income, net	(7)	(18)	5

Income before income taxes and equity income	1,705	1,523	1,345
Income tax (expense) benefit	(282)	(256)	(212)
Equity income (loss), net of tax	17	34	27

Net income	$1,440	$1,301	$1,160

Net income attributable to noncontrolling interest	89	89	83

Net income attributable to the Company	$1,351	$1,212	$1,077

(2)	Adjusted operating income margin is defined as adjusted operating income as a percentage of revenues.
(3)	Working capital is calculated herein as accounts receivable plus inventories less accounts payable.
(4)	Excludes temporary and contract workers. As of December 31, 2014, we employed approximately 37,000 temporary and contract workers.

Risk factors

Investing in the Notes involves risks. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before deciding to invest in the Notes. In particular, we urge you to carefully consider the risk factors set forth below as well as those under the heading “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended December 31, 2014 incorporated by reference herein.

Risks related to the Notes

Holders of the Notes will receive payments solely in euro except under the limited circumstances provided herein.

All payments of interest on and the principal of the Notes and any redemption price for, or Additional Amounts with respect to, the Notes will be made in euro except under the limited circumstances provided herein. See “Description of notes—Issuance in euro; currency conversion.” We, the underwriters, the trustee and the paying agent with respect to the Notes will not be obligated to convert, or to assist any registered owner or beneficial owner of such Notes in converting, payments of interest, principal, any redemption price or any Additional Amount in euro made with respect to such Notes into U.S. dollars or any other currency.

Holders of the Notes may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.

The initial investors in the Notes will be required to pay for the Notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the Notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the Notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the Notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the Notes and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis as well as market perceptions concerning the instability of the euro could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or Additional Amounts with respect to, the Notes.

Furthermore, the indenture is, and the Notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the Notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Notes, investors would bear currency exchange risk until a New York state court judgment is entered, and we cannot predict how long this would take. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Notes would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Notes in many other U.S. federal or state courts ordinarily would be rendered in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the Notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the Notes.

The Notes permit us to make payments in U.S. dollars if we are unable to obtain euro, which could adversely affect the value of the Notes.

If, as described under “Description of notes—Issuance in euro; currency conversion,” the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. There can be no assurance that this exchange rate will be as favorable to holders of Notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the Notes.

Trading in the clearing systems is subject to minimum denomination requirements.

The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

Our debt exposes us to certain risks.

As of December 31, 2014, after giving effect to this offering and the redemption of the 2021 Notes, our total indebtedness would have been $             million. Our indebtedness could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to adverse economic or industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	exposing us to the risk of increased interest rates as borrowings under our credit agreement are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

Despite the level of our indebtedness, we may still incur significantly more indebtedness. This could further increase the risks associated with our indebtedness.

Despite our current level of indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness, in the future. For example, we had no drawings and $1.5 billion of available borrowings under our revolving credit facility as of December 31, 2014. Additionally, the Notes offered hereby contain no restrictive covenants on our ability to incur more debt. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the Notes, in whole or in part.

We may not be able to generate sufficient cash from operations to service our debt.

Our ability to make payments on, and to refinance, our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future and our ability to borrow under our credit agreement to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If economic conditions worsen, we could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations which we are subject to under certain of our indebtedness.

Based on our current and expected level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit agreement will be adequate to meet our future liquidity needs. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit agreement or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our credit agreement or under the indentures governing our Existing Notes, that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness could prevent us from paying principal and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments or principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the agreements governing our indebtedness, including the covenants contained in our credit agreement and in the indentures governing our Existing Notes, we would be in default under the terms of the agreements governing such indebtedness. In the event of such a default under our credit agreement:

•

the lenders under our credit agreement could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, institute foreclosure proceedings against their collateral and they may be able to cause all of our available cash to be used to repay their loans; and

•	such default could cause a cross-default or cross-acceleration under our other indebtedness.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

Your rights as a holder of the Notes are effectively subordinated to claims of creditors of our subsidiaries that are not obligors under the Notes.

On the issue date, only certain of our subsidiaries will guarantee the Notes. We will not be required under the indenture for the Notes to add subsidiary guarantors in the future unless guarantees are reinstated on our Existing Notes. As a result, you will be creditors of only the Company and the guarantors. Substantially all of our operations are conducted by subsidiaries that will not be obligors under the Notes on the issue date. All of the existing and future liabilities of those subsidiaries, including any claims of trade creditors, debtholders and preferred stockholders, if any, will be effectively senior to your claim as a holder of the Notes and related guarantees. Our subsidiaries may incur significant additional indebtedness in the future. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, their creditors will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Our non-guarantor subsidiaries contribute substantially all of our revenues and operating income, and comprise substantially all of our assets and had total liabilities of $6,543 million, or 85%, of our total liabilities as of December 31, 2014 (without giving effect to intercompany eliminations).

The Notes will be subject to a change of control triggering event provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a change of control triggering event.

We may not have the ability to raise the funds necessary to fulfill the obligations under the Notes following a “change of control triggering event” as defined in the indenture governing the Notes. Under the indenture, upon the occurrence of a change of control triggering event, we will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control triggering event to make the required repurchase of the Notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the Notes. In addition, certain change of control events are an event of default under our credit agreement, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, there can be no assurance that we would be able to repay such debt or obtain such consents at such time.

The Notes will be unsecured and rank behind any of our and the guarantors’ future secured creditors to the extent of the value of the collateral securing their claims.

At December 31, 2014, we had $40 million of secured debt. Our credit agreement provides that if each of Standard & Poor’s and Moody’s assign a corporate credit rating to us that is below investment grade, the lenders may elect to have the credit agreement secured by collateral. In that case, the Notes and our other outstanding debt securities would remain unsecured and therefore effectively subordinated to the extent of the value of such security interests. Holders of any future secured indebtedness of the Company and the guarantors will have claims that are prior to your claims as holders of the Notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment in respect of our or any guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our or such guarantor’s secured indebtedness will have prior claims to the assets that constitute their collateral. If any of these events occurs, the secured creditors could sell those of the assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the Notes at such time. Only when the applicable secured debt obligations are satisfied in full will the proceeds of the collateral securing such indebtedness be available to satisfy obligations under the Notes. Holders of the Notes will participate ratably with all holders of our and the guarantors’ unsecured indebtedness that is deemed to rank equally with the Notes, based upon the respective amount owed to each creditor. Upon the occurrence of any of the aforementioned events, because the Notes will not be secured by any of our or the guarantors’ assets, it is possible that any remaining assets might be insufficient to satisfy your claims in full.

An active trading market may not develop for these Notes, which may make it more difficult to sell and accurately price the Notes.

The Notes are a new issue of securities. There is no established public trading market for the Notes, and an active trading market may not develop. Although we expect the Notes to be listed for trading on the NYSE, no assurance can be given that the Notes will become or remain listed, that a trading market for the Notes will develop or of the price at which investors may be able to sell the Notes, if at all. In addition, if such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the Notes at any time. The underwriters have advised us that they intend to make a market in the Notes after we complete this offering. However, the underwriters are not obligated to do so and may cease their market-making activities at any time. The liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a result, we cannot assure that an active trading market will develop for the Notes.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our company or the Notes, if any, could cause the liquidity or market value of the Notes to decline.

The Notes have been rated by nationally recognized rating agencies and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal or a rating by a rating agency (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market value of the Notes.

Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Notes without a substantial discount.

The indenture will contain only limited covenants for the benefit of the Notes.

The indenture governing the Notes will contain limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens, and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants will contain exceptions that will allow us and our subsidiaries to incur liens with respect to certain material assets. See “Description of notes—Certain covenants.” In light of these exceptions, holders of the Notes may be structurally or contractually subordinated to new lenders. In addition, the covenants will not limit our ability to repurchase stock or pay dividends. We currently have a repurchase program in place and have paid regular quarterly dividends on our ordinary shares since the first quarter of 2013.

For purposes of voting under the indenture governing the Notes, the Notes offered hereby and all other debt securities issued thereunder will generally constitute a single class of debt securities. Therefore, any action under the indenture governing the Notes other than those actions affecting only the Notes will require the consent of the holders of a majority in aggregate principal amount of the debt securities issued thereunder that are affected thereby. See “Description of notes—Amendments and waivers.” Consequently, any action requiring the consent of holders of the Notes under the indenture governing the Notes may also require the consent of holders of a significant portion of the remaining debt securities issued thereunder, and the individual voting interest of each holder of the Notes may be accordingly diluted with respect to such actions. In addition, holders of debt securities could vote in favor of certain actions under the indenture that holders of the Notes vote against, and the requisite consent to such action could be received nonetheless. We also may, from time to time, issue additional debt securities under the indenture governing the Notes which could further dilute the individual voting interest of each holder of the Notes with respect to such actions.

If we are unsuccessful in contesting the IRS’s assertion that Delphi Automotive LLP and, as a result, Delphi Automotive PLC, should be treated as domestic corporations for U.S. federal income tax purposes, payments of interest on the Notes would be U.S. source income. Non-U.S. investors may be subject to U.S. withholding tax (including on any payments of interest prior to any final determination as to the treatment of Delphi Automotive PLC) unless the investor provides a properly executed applicable IRS Form W-8.

As discussed under the caption “Risk Factors” in our Annual Report on Form 10-K incorporated by reference herein, the IRS has issued to us a Notice of Proposed Adjustment (“NOPA”) asserting that it believes that Section 7874(b) of the Code applies to Delphi Automotive LLP (our wholly-owned subsidiary), and that therefore Delphi Automotive LLP should be treated as a domestic corporation for U.S. federal income tax purposes, retroactive to October 6, 2009. If Delphi Automotive LLP is treated as a domestic corporation for U.S. federal income tax purposes, we expect that, although Delphi Automotive PLC is incorporated under the laws of Jersey and is a tax resident of the U.K., Delphi Automotive PLC would also be treated as a domestic corporation for U.S. federal income tax purposes, commencing with its initial public offering on November 22, 2011. If Delphi Automotive PLC is treated as a domestic corporation for U.S. federal income tax purposes, payments of interest on the Notes (including any payments of interest made on the Notes prior to any final determination as to the treatment of Delphi Automotive PLC) would be U.S. source income.

Although we continue to believe that neither Delphi Automotive LLP nor Delphi Automotive PLC should be treated as a domestic corporation for U.S. federal income tax purposes, and therefore that interest payments on the Notes should not be treated as U.S. source income, non-U.S. investors should be aware that we or any intermediary that is treated as U.S. withholding agent for U.S. federal income tax purposes may (i) withhold U.S. tax on the Notes (including on any payments of interest made on the Notes prior to any final determination as to the treatment of Delphi Automotive PLC) unless the investor provides a properly executed applicable IRS Form W-8 certifying as to its non-U.S. status and (ii) treat the Foreign Account Tax Compliance Act (commonly known as “FATCA”) as applying to the Notes and withhold on payments with respect to the Notes, even before a final determination has been made with respect to our U.S. income tax status, unless various U.S. information reporting and due diligence requirements are satisfied, or an exemption applies. See “Tax considerations—U.S. federal income tax consequences” for a description of the U.S. federal income tax consequences of an investment in the Notes.

We generally will not pay any Additional Amounts for any of the foregoing U.S. taxes. See “Description of notes—Payment of Additional Amounts.”

You should consult your own tax advisor regarding the U.S. federal income tax treatment of payments of interest on the Notes.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately €             million or $             million, based on the euro/U.S. $ exchange rate as of                     , 2015, after deducting the underwriters’ discount and our estimated offering expenses.

We expect to use the estimated net proceeds from this offering for general corporate purposes, including to redeem the 2021 Notes and to pay related premiums, fees and expenses. We intend to redeem the 2021 Notes subject to completion of this offering. As of December 31, 2014, we had $500 million of the 2021 Notes outstanding. The 2021 Notes have a fixed interest rate coupon of 6.125% and mature on May 15, 2021.

The underwriters or their respective affiliates may hold 2021 Notes and, as a result, may receive a portion of the net proceeds from this offering.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2014 on an actual basis and on an as-adjusted basis to give effect to the issuance of the Notes offered by this prospectus supplement and the redemption of the 2021 Notes, after deducting the underwriters’ discount and estimated offering expenses and the redemption of the 2021 Notes with the net proceeds from the sale of the Notes, as described in “Use of Proceeds” in this prospectus supplement (using an estimate of related premiums, fees and expenses). This table should be read in conjunction with the audited consolidated financial statements, including the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference in this prospectus supplement.

	As of December 31, 2014
	Actual	As adjusted
	(in millions)
Cash and Cash Equivalents	$904	$
Restricted Cash	1
Debt
Tranche A Term Loan due 2018	400
6.125% senior notes due 2021	500
5.00% senior notes due 2023	800
4.15% senior notes due 2024	698
% senior notes due 20 offered hereby	—
Capital leases and other debt(1)	53

Total debt(2)	2,451
Total shareholders’ equity	2,510

Total capitalization	4,961

(1)	Capital leases and other debt is comprised of $34 million of short-term debt and $19 million of other long-term debt.

(2)	Includes current portion of total debt of approximately $34 million.

Description of notes

Definitions of certain terms used in this Description of notes may be found under the heading “—Certain Definitions.” For purposes of this section, the term “Company” refers only to Delphi Automotive LLP (and its successors), our directly owned subsidiary through which we own all our businesses, and not to any of its subsidiaries; the term “Issuer” refers only to Delphi Automotive PLC and not to any of its subsidiaries; the terms “we,” “our” and “us” refer to the Issuer and, unless the context otherwise requires, its subsidiaries. The Notes will initially be guaranteed by the Company, Delphi Automotive Holdings US Limited (“Intermediate Holdco”), a direct subsidiary of the Company, and Delphi Corporation, the direct subsidiary of Intermediate Holdco. Each of the Company, Intermediate Holdco and Delphi Corporation (and for purposes of this Description of notes, any other guarantor of the Notes that may be added in the future) is referred to as a “Guarantor” and collectively as the “Guarantors.” Each guarantee of the Notes by a Guarantor is termed a “Note Guarantee.”

We will issue the         % Senior Notes due 20     (the “Notes”) under a base indenture, to be dated as of                     , 2015 (the “Base Indenture”), as supplemented by a supplemental indenture, to be dated as of                     ,2015 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as a registrar, paying agent and authenticating agent.

The Notes will be in the form of one or more global notes that we will deposit with or on behalf of a common depository for the accounts of Clearstream and Euroclear (each as defined below) and will be registered in the name of the nominee of the common depository. See “Book-entry, delivery and settlement.”

The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Issuer and each Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture that we consider material. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture because the Indenture, and not this description, governs your rights as Holders. You may request copies of the Indenture at our address set forth above under the heading “Where You Can Find More Information.”

Overview of the Notes

The Notes:

•	will be unsecured senior obligations of the Issuer;

•	will be senior in right of payment to all future subordinated obligations of the Issuer;

•

will be effectively junior to all existing and future secured indebtedness of the Issuer to the extent of the value of the assets securing such secured indebtedness, and all Indebtedness, if any, of subsidiaries of the Issuer (other than any Guarantors); and

•	will be guaranteed on an unsecured senior basis by each Guarantor.

Principal, maturity and interest

The Issuer will initially issue the Notes in an aggregate principal amount of €                    . The Notes will mature on                     , 20    . The Notes will bear interest at a rate of % per annum from the Issue Date or from the most recent date to which interest has been paid or provided for.

The Issuer will pay interest on the Notes annually to Holders of record at the close of business on the immediately preceding the interest payment date on                      of each year. The first interest payment date for the Notes will be                     , 2016.

Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period (or from the Issue Date if no interest has been paid on the Notes) to, but excluding the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Markets Association.

We will issue the Notes in fully registered form, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess of thereof.

Issuance in euro; currency conversion

Initial holders will be required to pay for the Notes in euro, and all payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in euro. If, on or after the issuance of the Notes, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the indenture governing the Notes. Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Investors will be subject to foreign exchange risks as to payments of principal and interest, including payments made upon any redemption of the Notes, that may have important economic and tax consequences to them. See “Risk factors.”

As of                 , 2015, the euro/U.S. $ exchange rate was €1.00 = U.S. $            , as announced by the U.S. Federal Reserve Board.

The Notes and other securities of other series under the Indenture will vote together as a single class in many circumstances. To the extent that any other securities are issued under the Indenture and denominated in a currency other than euro, the principal amount of the Notes and such other securities for purposes of any act, consent or waiver under the Indenture shall be determined as the dollar equivalent thereof, converted based on the spot rate (as determined by us in our discretion) at 11:00 a.m. on the business day before the record date for such act, waiver or consent (or, if there is no such record date, the date when such act, consent or waiver is taken).

Indenture may be used for future issuances

The Notes are referred to herein as a “series” of Notes. Additional Notes of the same series as the Notes having identical terms and conditions to the Notes that the Issuer is currently offering (the “Additional Notes”) may be issued under the Indenture from time to time; provided, however, that if such Additional Notes are not fungible with the other Notes of the same series for U.S. federal income tax purposes, such Additional Notes will not have the same “ISIN” number or “Common Code” as the other Notes. Any Additional Notes will be part of the same series as the Notes that the Issuer is currently offering and will vote on all matters with the Notes. We may also issue notes of different series under the Indenture from time to time.

Optional redemption

At any time prior to                     , 20     (three months prior to the maturity date of the Notes), the Issuer may at its option redeem the Notes, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

the sum of the present value of (i) the redemption price (100% of the principal amount of the Notes to be redeemed) on                 , 20     and (ii) all required remaining scheduled interest payments due on the Notes to be redeemed through                     , 20     (not including any portion of such payments of interest accrued and unpaid to the date of redemption) discounted to the date of redemption on an annual basis (Actual/Actual ICMA) at the applicable Comparable Government Bond Rate plus          basis points,

plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but not including, the redemption date. The Comparable Government Bond Rate will be calculated on the third Business Day next preceding the date fixed for redemption (the “Calculation Date”).

If the Notes are redeemed at any time on or after                     , 20    , the Notes may be redeemed at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depository in accordance with such depository’s customary procedures, not less than 15 nor more than 60 days prior to the redemption date. If the Issuer partially redeems the Notes, the Notes to be redeemed shall be selected in accordance with the applicable procedures of Clearstream or Euroclear, although no Note less than €100,000 in original principal amount will be redeemed in part. If the Issuer redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the registrar and paying agent funds sufficient to pay the principal of the Notes to be redeemed, plus accrued and unpaid interest thereon. Any notice of redemption may be conditioned on the satisfaction of one or more conditions precedent.

Except as described above and as described in “—Tax redemption” below, the Notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Note guarantees

The Guarantors, as primary obligors and not merely as sureties, will jointly and severally, irrevocably and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee and the registrar and paying agent) and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Each of the Company, Intermediate Holdco and Delphi Corporation is 100% owned, directly or indirectly, by the Issuer.

Each of the Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations (subject to release as described below), (b) be binding upon each Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

If any Domestic Subsidiary of the Issuer guarantees any of the Existing Notes, each such Subsidiary shall, within 30 days, provide a Note Guarantee for so long as such Existing Notes remain outstanding and are guaranteed by such Subsidiaries.

“Existing Notes” means Delphi Corporation’s 5.00% Senior Notes due 2023.

The Issuer, at its option, may cause any Subsidiary of the Issuer to become a Guarantor.

The Note Guarantee of any Guarantor will be released without any further action required on the part of the Trustee or any holder:

(a) upon (i) the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the Capital Stock of such Guarantor such that it is no longer a Subsidiary of the Issuer or (ii) the sale or other disposition of all or substantially all of the assets of such Guarantor;

(b) when such Subsidiary Guarantor is no longer an obligor (whether as an issuer or guarantor) on any of Delphi Corporation’s senior notes outstanding on the Issue Date; or

(c) upon legal or covenant defeasance or satisfaction and discharge of the Notes.

Ranking

The indebtedness evidenced by the Notes and the Note Guarantees is unsecured and ranks pari passu in right of payment to the senior indebtedness of the Issuer and the Guarantors, respectively.

The Notes are unsecured obligations of the Issuer. Secured debt and other secured obligations of the Issuer will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

As of December 31, 2014 after giving effect to the offering of the Notes and the redemption of the 2021 Notes, there was outstanding $         million of indebtedness of the Issuer and the Guarantors, of which $40 million was secured debt.

The Issuer currently conducts substantially all of its operations through its subsidiaries. To the extent such subsidiaries are not the Guarantors, creditors of such subsidiaries, including trade creditors, and preferred stockholders, if any, of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Issuer, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of the subsidiaries of the Issuer that are not Guarantors.

Our non-Guarantor Subsidiaries contribute substantially all of our revenues and operating income, and comprise substantially all of our assets and had total liabilities of $6,543 million, or 85%, of our total liabilities as of December 31, 2014 (without giving effect to intercompany eliminations). For more information, see Note 22 to our audited financial statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K incorporated by reference herein.

The Indenture does not limit the incurrence of indebtedness by the Issuer or any of its subsidiaries. The Issuer and its subsidiaries may be able to incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be senior indebtedness and, subject to certain limitations, may be secured. See “—Certain covenants—Limitation on liens” below.

The Notes will rank equally in all respects with all other senior indebtedness of the Issuer. Unsecured Indebtedness is not deemed to be subordinate or junior to secured indebtedness merely because it is unsecured.

Change of control triggering event

Upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Change of Control Triggering Event” means (1) the ratings of the Notes are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or our intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings of the Notes are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Notes are rated below an Investment Grade Rating by each of the Ratings Agencies on any date during the Trigger Period; provided that (x) a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Trustee in writing at our request that the reduction was the result of the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event) and (y) the Trigger Period will terminate with respect to each Ratings Agency when such Ratings Agency takes action (including affirming its existing ratings) with respect to such Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Change of Control” means the occurrence of any of the following:

(1) any transaction occurs (including a merger or consolidation of the Issuer) following which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(2) sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person in which any person (as defined above) holds or acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the Voting Stock of such transferee Person.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect Subsidiary (the “Sub Entity”) of a holding company and (2) no person (as defined above) (other than a holding company) owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company.

Within 30 days following any Change of Control Triggering Event, the Issuer shall (unless prior to such date such Change of Control Triggering Event ceases to exist) deliver by mail or electronic means a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if the Notes have been or are called for redemption by the Issuer prior to it being required to deliver notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of the relevant Change of Control, if a definitive agreement is in place for such Change of Control at the time the Change of Control Offer is made.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control Triggering Event purchase feature is a result of negotiations between the Issuer and the underwriters. Management of the Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future senior indebtedness of the Issuer and its subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such senior indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under the Credit Agreement or such other senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer or restrictions contained in the Credit Agreement or the applicable agreements governing such other senior indebtedness. Finally, the Issuer’s ability to pay cash to the Holders upon a purchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Tax redemption

The Issuer may redeem the Notes as a whole but not in part, at its option at any time prior to maturity, upon the giving of a notice of redemption to the holders, if it determines that, as a result of:

•

any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction (as defined below under “—Payment of Additional Amounts”) affecting taxation, or

•	any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), the Issuer or any Guarantor is or will become obligated to pay Additional Amounts with respect to the Notes or the Note Guarantees on the next succeeding interest payment date, as described below under “—Payment of Additional Amounts” (but in the case of a Guarantor, only if the payments giving rise to such obligation cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor. The redemption price will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depository in accordance with such depository’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Prior to giving the notice of tax redemption, we will deliver to the Trustee:

a certificate signed by a duly authorized officer stating that the Issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred; and

an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by us, to the effect that the Issuer is or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

The foregoing provisions shall apply mutatis mutandis to any successor to the Issuer.

Payment of Additional Amounts

Payments made by the Issuer, a Guarantor or a paying agent, as applicable, on the Notes or in respect of a Note Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever (“Taxes”), unless the Issuer, a Guarantor or a paying agent is required to withhold or deduct Taxes by law.

If any withholding or deduction for or on account of Taxes imposed or levied by or on behalf of the United States, the United Kingdom, Jersey, any other jurisdiction in which the Issuer or any Guarantor is incorporated, organized, engaged in business or otherwise resident for tax purposes, or any other jurisdiction from or through which such payment is made, or in each case any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Jurisdiction”) is at any time required by law to be made from any payment made with respect to the Notes or the Note Guarantee, the Issuer or the applicable Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) on the Notes or in respect of the applicable Note Guarantee as may be necessary so that the net amount received by each holder of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(1)	that would not have been imposed but for the Holder or the beneficial owner of such Note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the Notes, the receipt of any payment under or with respect to the Notes or any Note Guarantee, or the exercise or enforcement of any rights under or with respect to the Notes, the Indenture or any Note Guarantee), including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

(2)	that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the Holder or beneficial owner, if compliance is required by statute, by regulation of the Relevant Jurisdiction by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such Tax;

(3)	payable other than by withholding from payments of principal of or interest on the Notes or from payments in respect of a Note Guarantee;

(4)	that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(5)	that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Taxes;

(6)	that are imposed on a payment to an individual and that is required to be made pursuant to, or to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(7)	required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(8)	that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(9)

that are U.S. federal income Taxes imposed by reason of the Holder or beneficial owner of the Notes (i) being considered as (a) being or having been a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax; (b) being or having been a “10-percent shareholder” of the Issuer as defined in section 871(h)(3) of the Code (or any amended or successor provision); or (c) being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business or (ii) failing to provide an applicable IRS Form W-8 certifying as to such person’s non-U.S. status;

(10)	that are imposed under Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(11)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10);

nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any Note or any payment in respect of a Note Guarantee to any such holder who is a fiduciary or a partnership or a beneficial owner that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the Note.

The Issuer, a Guarantor or the paying agent, as applicable, will (i) make any required withholding or deduction, and (ii) remit the full amount deducted or withheld by it to the Relevant Jurisdiction in accordance with applicable law.

All references in this prospectus supplement and the accompanying prospectus, other than under “—Defeasance” and “—Satisfaction and discharge” in this prospectus supplement, to the payment of the principal or interest, if any, on or the net proceeds received on the sale or exchange of, any Notes or any payment made under the Note Guarantee shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.

In addition, the Issuer shall pay any present or future stamp, issue, registration, court, documentary, excise, property, or similar Taxes (i) imposed by any Relevant Jurisdiction in respect of the execution, issuance, delivery, or registration of the Notes, any Note Guarantee, the Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes, or (ii) imposed by any jurisdiction in respect of the enforcement of the Notes, any Note Guarantee, the Indenture, or any other document or instrument referred to therein.

The Issuer’s and a Guarantor’s obligations to pay Additional Amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the Notes and shall apply mutatis mutandis to any successor of the Issuer or any Guarantor, and to any jurisdiction in which such successor is incorporated, organized, engaged in business or otherwise resident for tax purposes, and any political subdivision or governmental authority thereof or therein.

Certain covenants

The Indenture contains covenants including, among others, those summarized below.

Limitation on liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any Principal Property (as defined below) or Capital Stock of a Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured, other than the following (“Permitted Liens”):

(1) Liens securing Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $2,075 million;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses or sublicenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, stay, customs, replevin or appeal bonds to which such Person is a party, or deposits as security or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’, materialman’s, repairman’s, landlord’s, workman’s, supplier’s and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property (other than accessions thereto, proceeds and products thereof and property related to the property being financed or through cross-collateralization of individual financings of equipment provided by the same lender) owned by such Person or any of its Subsidiaries at the time the Lien is incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens existing on the Issue Date and extensions, renewals, refinancings and replacements of any such Liens (including any future Liens securing Indebtedness that the Company designates as a “replacement” of such Liens for purposes of this clause, even if such new Indebtedness is not issued concurrently with the repayment of the indebtedness so secured, the proceeds thereof are not used to repay such Indebtedness secured by such Liens or such Indebtedness is incurred for different purposes and by a different borrower) so long as the principal amount of Indebtedness (including for this purpose, revolving commitments under the Credit Agreement as in effect on the Issue Date immediately before the issuance of the Notes, which shall be deemed to be outstanding for these purposes even if undrawn) or other obligations secured thereby is not increased (other than to cover premiums, fees, accrued interest and any expenses of such extension, renewal, refinancing or replacement) and so long as such Liens are not extended to any other property of the Company or any of its Subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide liens on the same assets owned by it));

(9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except proceeds and products thereof and improvements thereon or pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries other than proceeds or products thereof and accessions thereto;

(11) Liens securing Indebtedness or other obligations of the Company or a Subsidiary owing to the Company or a Subsidiary of the Company;

(12) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (9) and (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clauses (7), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(13) judgment Liens not giving rise to an Event of Default;

(14) Liens securing Indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their affiliates and (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business; and

(15) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens incurred pursuant to this clause (15), when aggregated with the amount of Attributable Debt outstanding and incurred in reliance on clause (5) under “—Certain covenants––Limitation on sale and leaseback transactions,” does not exceed 15.0% of Consolidated Total Assets at the time any such Lien is granted; provided, however, notwithstanding whether this clause (15) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (15) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (15).

“Principal Property” means any manufacturing or production plant located in the United States of America (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by the Company or any Restricted Subsidiary, whether owned on the date hereof or thereafter, provided each such plant has a net book value at the date as of which the determination is being made of in excess of 1% of the Consolidated Total Assets of the Company and its Subsidiaries (which shall be deemed to include the Company’s manufacturing plant in Warren, Ohio, which as of the Issue Date, is the only “Principal Property” of the Company or any Restricted Subsidiary), other than any such plant which, in the opinion of the Board of Directors (evidenced by a certified board resolution thereof delivered to the Trustee), is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

Any Lien created for the benefit of the Holders of the Notes pursuant to the first paragraph of this covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens,” the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

Limitation on sale and leaseback transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(1) the Sale and Leaseback Transaction is solely with the Company or a Subsidiary of the Company;

(2) the lease is for a period not in excess of 24 months, including renewals;

(3) the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (14) of the definition of “Permitted Liens”, without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Lien on such property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) the Company or such Restricted Subsidiary within 360 days after the sale of such Principal Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Principal Property to (i) the permanent retirement of Notes, other Indebtedness of the Issuer ranking on a parity with the Notes or Indebtedness of the Company or a Subsidiary of the Company or (ii) the purchase of property; or

(5) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Issue Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Indebtedness secured by Liens on properties then outstanding (not including any such Indebtedness secured by Liens described in clauses (1) through (14) of the definition of “Permitted Liens”) which do not equally and ratably secure such outstanding Notes (or secure such outstanding Notes on a basis that is prior to other Indebtedness secured thereby), would not exceed 15% of Consolidated Total Assets.

Merger and consolidation

The Issuer will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited liability company or limited liability partnership organized and existing under the laws of (x) the United States of America or any State thereof or the District of Columbia or (y) the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda or The Cayman Islands, provided that, the Successor Company (if not the Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of the Issuer under the Indenture and the Notes (and, if the Successor Company is not a corporation, the Issuer shall cause a corporate co-issuer to become a co-obligor on the Notes);

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(3) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the predecessor Issuer other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not and will not permit any other Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person unless:

(1) (A) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited liability partnership, limited liability company, limited company, or other similar organization (and in the case of any such transaction involving the Company, such Successor Guarantor shall be organized under the laws of the jurisdiction of organization of the United States of America (or any state thereof or the District of Columbia), the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda or The Cayman Islands, and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Note Guarantee;

(B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C) the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2) such Guarantor will be released from its Note Guarantee in connection therewith as provided in the Indenture.

Notwithstanding the first paragraph above or the immediately preceding paragraph:

(A) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer, any Guarantor or any Subsidiary of the Company; and

(B) the Issuer and any Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuer or such Guarantor in another jurisdiction.

Defaults

Each of the following is an Event of Default with respect to the Notes:

(1) a default in any payment of interest on the Notes when due and payable continued for 30 days;

(2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3) the failure by the Issuer or any Guarantor to comply with its obligations under the covenant described under “—Certain covenants—Merger and consolidation” above;

(4) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under the covenant described under “—Change of Control Triggering Event” above (other than a failure to purchase Notes);

(5) the failure by the Issuer or any Subsidiary to comply for 90 days after notice as specified in the Indenture with its other agreements contained in the Indenture;

(6) certain events of bankruptcy, insolvency or reorganization of the Issuer (the “bankruptcy provisions”); and

(7) any Note Guarantee of the Company or any Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect in all material respects

(except as contemplated by the terms thereof) or any Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5) or (7) will not constitute an Event of Default with respect to any Notes until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer and the Trustee of the default and the Issuer or the Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5) or (7) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee (at the direction of the Holders) or the Holders of at least 25% in principal amount of the outstanding Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) by notice to the Issuer may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) may rescind any such acceleration and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding Notes and all other notes of all series affected thereby have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes and all other notes of all series affected thereby will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must deliver to each Holder of the Notes, notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture or the Notes may be amended as it relates to the Notes with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and all other notes issued under the Indenture affected thereby (all such series voting as a single class) and any past default or compliance with any provisions with respect to the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding and all other notes of all series affected thereby voting as a single class. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of the Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the scheduled date at which any Note may be redeemed as described under “—Optional redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder of Notes to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Without the consent of any Holder of the Notes, the Issuer, the Guarantors and the Trustee, as applicable, may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Issuer or any Guarantor under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4) add additional Note Guarantees or to confirm and evidence the release, termination or discharge of any Note Guarantee when such release, termination or discharge is permitted under the Indenture;

(5) add to the covenants of the Company or the Issuer for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company or the Issuer;

(6) make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that

(A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and

(B) such amendment does not materially affect the rights of Holders to transfer Notes;

(7) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA;

(8) to establish the form or forms or terms of notes of any series as permitted under the provisions of the Indenture relating to the issuance of notes in series;

(9) convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with the covenant described under “—Certain covenants—Limitation on liens”;

(10) conform any provision of the Indenture or the Notes to this “Description of notes”; or

(11) make any other change that does not adversely affect the rights of any Holder in any material respect.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Issuer is required to deliver to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and exchange

A Holder will be able to transfer or exchange Notes in accordance with the restrictions set forth in the Indenture. Upon any transfer or exchange, the registrar and paying agent and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange that are required by law or permitted by the Indenture. The Issuer will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

Satisfaction and discharge

When (1) the Issuer delivers to the Trustee or registrar and paying agent all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable or will become due and payable within one year, whether at maturity or on a redemption date as a result of the delivery by the Issuer of a notice of irrevocable redemption to the Trustee or registrar and paying agent and, in the case of clause (2), the Issuer deposits with the Trustee or registrar and paying agent funds or Government Obligations sufficient to pay at maturity or upon redemption all outstanding Notes, including premium, if any, interest thereon to maturity or such redemption date, and if in any case the Issuer pays all other sums payable under the Indenture by the Issuer with respect to the Notes, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to all outstanding Notes.

Defeasance

The Issuer may, as described below, at any time terminate all its and the Guarantors’ obligations under the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Issuer may, as described below, at any time terminate:

(1) its obligations under the covenants described under “—Change of Control Triggering Event” and “—Certain covenants,” and

(2) the operation of the covenant default provisions and the bankruptcy provisions (other than with respect to the Issuer) described under “—Defaults” above (“covenant defeasance” and such provisions the “defeased provisions”).

In the event that the Issuer exercises its legal defeasance option or its covenant defeasance option with respect to the Notes, each Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in, or resulting from a breach of, the defeased provisions.

In order to exercise either defeasance option with respect to the Notes, the Issuer must deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium (if any) and interest in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the trustee and the registrar and paying agent

Wilmington Trust, National Association is the Trustee under the Indenture. The Issuer has initially designated Deutsche Bank Trust Company Americas (“DBTCA”) to act as the registrar, paying agent and authenticating agent in connection with the Notes. DBTCA has delegated operational responsibilities as paying agent in connection with the Notes to Deutsche Bank AG, London Branch, an affiliate of DBTCA.

The Trustee and its affiliates have engaged and may in the future engage in financial or other transactions with the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the TIA. The registrar and paying agent have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses.

Governing law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Additional Notes” has the meaning given to such term under “—Indenture May Be Used for Future Issuances.”

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition,

“control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(2) the Attributable Debt determined assuming no such termination.

“Board of Directors” means the board of directors of the Issuer or any committee thereof duly authorized to act on behalf of the board of directors of the Issuer.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Management Obligations” means obligations in respect of overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or participating in commercial (or purchasing) card programs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Total Assets” means, at any time, the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company at such time calculated on a pro forma basis to give effect to any acquisition or disposition of any Person or line of business after the date thereof.

“Credit Agreement” means, the Amended and Restated Credit Agreement, dated as of March 1, 2013 by and among the Company, the Issuer, Delphi Automotive Holdings US Limited, Delphi Corporation, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be further amended (including any amendment and restatement thereof), supplemented, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under or making Subsidiaries of the Company a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Government Obligations” means (1) direct obligations of the Federal Republic of Germany, where the timely payment or payments thereunder are supported by the full faith and credit of the Federal Republic of Germany or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Federal Republic of Germany Obligations or a specific payment of interest on or principal of or other amount with respect to any such Federal Republic of Germany Obligations held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Federal Republic of Germany Obligations or the specific payment of interest on or principal of or other amount with respect to the Federal Republic of Germany Obligations evidenced by such depositary receipt.

“Guarantor” means the Company, Intermediate Holdco, Delphi Corporation and any Person that provides a Note Guarantee under the Indenture.

“Holder” means the Person in whose name a Note is registered on the registrar and paying agent’s books.

“Indebtedness” means the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money.

Notwithstanding the foregoing, (i) in connection with the purchase by the Company or any Subsidiary of any business, the term “Indebtedness” will exclude bona fide post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) Cash Management Obligations and other obligations in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements shall not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“interest” means, with respect to the Notes, interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by Standard & Poor’s, or if Moody’s or Standard & Poor’s shall cease to provide a rating of the Notes, an equivalent rating by any other Ratings Agency.

“Issue Date” means the date Notes are first issued under the Indenture.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee, registrar and paying agent or banking institutions are not required by law or regulation to be open in the State of New York or London and, for any place of payment outside of New York City or London, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, does not operate.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that any obligation in respect of an operating lease shall not be deemed a lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Note Guarantee” means each guarantee of the obligations with respect to the Notes issued by a Guarantor pursuant to the terms of the Indenture.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Issuer. “Officer” of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or a Guarantor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Ratings Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or either or both of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or either or both of them, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Subsidiary existing on the Issue Date or incurred in compliance with the Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, such Refinancing Indebtedness is incurred in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn)) (plus fees and expenses, including any premium and defeasance costs and accrued interest).

“Restricted Subsidiary” means any Domestic Subsidiary of the Company that directly owns any Principal Property.

“Sale and Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Company and a Subsidiary or between Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“SEC” means the United States Securities and Exchange Commission.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

Unless otherwise specified herein or context otherwise requires, all references to any Subsidiary shall be to a Subsidiary of the Company. For the avoidance of doubt, BDWY, a Chinese corporation, is a Subsidiary of the Company pursuant to its governance structure as in effect on the Issue Date.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trustee” means the party named as such in the Indenture until a successor or assignee replaces it and, thereafter, means the successor or assignee.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters and who shall have direct responsibility for the administration of the indenture.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Book-entry, delivery and settlement

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V. (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The Notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depository and registered in the name of the nominee of the common depository for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Clearstream or Euroclear or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’ s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the Notes and all transfers relating to the Notes will be reflected in the book-entry records of Clearstream and Euroclear. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.

The distribution of the Notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the Notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the Notes will receive payments relating to their Notes in euro, except as described in this prospectus supplement under “—Issuance in euro; currency conversion.” Clearstream and Euroclear have established electronic securities and payment transfer, processing, depository and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the Notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners of holders of the Notes under the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depository, and if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants. Distributions with respect to interests in the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and settlement procedures

We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depository. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated notes

Subject to certain conditions, the Notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

(1) the common depository provides notification that it is unwilling, unable or no longer qualified to continue as depository for the global notes and a successor is not appointed within 90 days;

(2) we in our discretion at any time determine not to have all the Notes represented by the global note; or

(3) default entitling the holders of the applicable notes to accelerate the maturity thereof has occurred and is continuing.

Any note of that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depository shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depository (or its nominee).

Same-day payment

Payments (including principal, interest and any Additional Amounts) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose (initially the office of the paying agent maintained for such purpose) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the Notes, provided that all payments (including principal, interest and any Additional Amounts) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

Tax considerations

The information presented under the caption “Jersey tax considerations” below is a discussion of the material Jersey tax consequences of investing in the Notes. The information presented under the caption “U.K. tax considerations” below is a discussion of Delphi Automotive PLC’s status as a resident of the United Kingdom for U.K. tax purposes and of the material U.K. tax consequences of investing in the Notes. The information presented under the caption “U.S. federal income tax considerations” below is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of investing in the Notes.

You should consult your tax adviser regarding the applicable tax consequences to you of investing in ordinary shares under the laws of Jersey, the United Kingdom and the United States (federal, state and local) and any other applicable foreign jurisdiction.

Jersey tax considerations

The following summary of the anticipated treatment of the Issuer and holders of Notes (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date of this document and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Prospective investors in the Notes should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of the Notes under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of the Issuer

The Issuer is not regarded as resident for tax purposes in Jersey. Therefore, the Issuer will not be liable to Jersey income tax other than on Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended) and payments in respect of the Notes may be paid by the Issuer without withholding or deduction for or on account of Jersey income tax. The holders of Notes (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such Notes.

Stamp duty

In Jersey, no stamp duty is levied on the issue or transfer of the Notes except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer the Notes on the death of a holder of such Notes where such Notes are situated in Jersey. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of Notes domiciled in Jersey, or situated in Jersey in respect of a holder of Notes domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate. Where the Notes are in registered form and the register is not maintained in Jersey, such Notes should not be considered to be situated in Jersey for these purposes.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

European Union Savings Directive

From January 1, 2015, paying agents established in Jersey must report to the Jersey Comptroller of Taxes details of all payments of interest, or other similar income, made to an individual beneficial owner resident in an EU Member State. The Jersey Comptroller of Taxes will be required to provide to the tax authorities of the Member State in which such a beneficial owner is resident, details of such payments made to such beneficial owner.

This exchange of information system in Jersey is implemented by means of bilateral agreements with each of the Members States and the Taxation (Agreements with European Union Member States) (Jersey) Regulations 2005, as amended with reference to Guidance Notes issued by the Chief Minister’s Department of the States of Jersey. Based on these provisions and what is understood to be the current practice of the Jersey tax authorities, the Issuer would not be obliged under those provisions to report to the Jersey Comptroller of Taxes payments of interest, or other similar income, made by it to a paying agent established outsider Jersey.

Jersey, along with other dependent and associated territories, will consider the effect of the EC Council Directive amending the EC Council Directive 2003/48/EC on the taxation of savings income in the context of existing bilateral agreements and domestic law. It is not expected that this will result in changes to the treatments of payments by the Issuer.

If you are in any doubt as to your tax position you should consult your professional tax adviser.

Certain United Kingdom tax considerations

The comments below are of a general nature based on current United Kingdom tax law as applied in England and Wales and HM Revenue & Customs (the “HMRC”) practice (which may not be binding on HMRC) and are not intended to be exhaustive. Such law and practice is subject to change, possibly with retrospective effect. The following paragraphs only apply to persons who hold the Notes as absolute beneficial owners and do not address the tax consequences which may be relevant to certain categories of Holders, for example, dealers in securities, financial institutions, banks, insurance companies, collective investment schemes or persons connected with us or clearance services, intermediaries or persons who benefit from special exemptions or rules. Moreover, the paragraphs below assume that the Holders of the Notes have invested in the Notes for bona fide commercial purposes and not with the purpose of avoiding a liability for taxation. The comments below are not intended to be, nor should they be considered as, legal or tax advice. Holders of the Notes and prospective investors who are in any doubt as to their tax position, should consult their own independent professional adviser immediately.

Interest on the Notes

Payment of interest on the Notes

Payments of interest on the Notes may be made without withholding or deduction for or on account of United Kingdom tax provided that the Notes are and continue to be listed on a “recognised stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007. The NYSE is a recognised stock exchange for these purposes.

Interest on the Notes may also be paid without withholding or deduction for or on account of United Kingdom income tax where interest on the Notes is paid to a company that is the beneficial owner and, at the time the payment is made, the issuer reasonably believes (and any person by or through whom interest on the Notes is paid reasonably believes) that the beneficial owner is within the charge to United Kingdom corporation tax as regards the payment of interest, provided that HMRC has not given a direction (in circumstances where it has reasonable grounds to believe that it is likely that the above exemption is not available in respect of such payment of interest at the time the payment is made) that the interest should be paid under deduction of tax.

In other cases, assuming the interest is treated as arising in the United Kingdom, an amount must generally be withheld from payments of interest on the Notes on account of United Kingdom income tax at the basic rate (currently 20%). However, where an applicable double taxation treaty provides for a lower rate of withholding tax (or for no tax to be withheld) in relation to a Holder, HMRC can issue a direction to the issuer to pay interest to the Holder without deduction of tax (or for interest to be paid with tax deducted at the rate provided for in the relevant double taxation treaty).

Any premium payable on redemption may be treated as a payment of interest for United Kingdom tax purposes and may accordingly be subject to the withholding tax treatment described above.

Interest on the Notes is likely to constitute United Kingdom source income for United Kingdom tax purposes and, accordingly, may be subject to United Kingdom income tax or corporation tax by self-assessment (regardless of whether or not a withholding or deduction applied). However, where the payments are made without withholding or deduction, the payments will not generally be assessed to United Kingdom tax in the hands of a Holder who is not resident in the United Kingdom, unless such holder carries on a trade, profession or vocation in the United Kingdom through a branch, agency or permanent establishment in the United Kingdom, in connection with which the payments are received or the Notes are attributable.

The references to “interest” above are to “interest” as understood for the purposes of United Kingdom tax law. They do not take into account any different definition of “interest” that may prevail under any other tax law or that may apply under the terms and conditions of the Notes or any related document.

Payment by our subsidiaries as Guarantors

If our subsidiaries, as guarantors of the Notes, make any payments in respect of interest on the Notes (or in respect of other amounts due under the Notes other than the repayment of amounts subscribed for such Notes) such payments may be subject to United Kingdom withholding tax at the basic rate (currently 20%). Such payments by a guarantor may not be eligible for the exemptions from the obligation to withhold tax described in the paragraph above.

United Kingdom corporation tax payers

In general, Holders of Notes who are within the charge to United Kingdom corporation tax (including non-resident holders of the Notes whose Notes are used, held or acquired for the purposes of a trade carried on in the United Kingdom through a permanent establishment) should be treated for tax purposes as realizing profits, gains or losses in respect of the Notes on a basis which is broadly in accordance with their statutory accounts, provided that the accounting treatment is in accordance with generally accepted accounting practice (as that term is defined for United Kingdom tax purposes). Such profits, gains, and losses (including those attributable to currency fluctuations) will be taken into account in computing taxable income for corporation tax purposes.

Other United Kingdom Tax Payers

Taxation of chargeable gains

An individual Holder of Notes who is resident in the United Kingdom, or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which the Notes are attributable, may have to account for capital gains tax in respect of any gains arising on a disposal of the Notes. Any capital gains would be calculated by comparing the sterling values at the time of acquisition and disposal. Accordingly, a taxable gain can arise even where the euro amount received on a disposal is less than or the same as the euro amount paid for the Notes.

Accrued income scheme

On a disposal of the Notes, any interest which has accrued since the last interest payment date may, depending on the terms of the relevant Notes and in particular whether they are “deeply discounted securities”, be chargeable to tax as income under the rules of the “accrued income scheme” as set out in Part 12 of ITA 2007, if that Holder of Notes is resident in the United Kingdom or carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which the Notes are attributable.

Taxation of discount

Depending on the issue price and redemption amount, the Notes may constitute “deeply discounted securities” for the purposes of Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005. If

the Notes are “deeply discounted securities”, any gain realized on redemption or transfer of the Notes by a Holder who is within the charge to United Kingdom income tax in respect of the Notes will generally be taxable as income but such Holder will not be able to claim relief from income tax in respect of costs incurred on the acquisition, transfer or redemption, or losses incurred on the transfer or redemption, of the Notes.

Non-United Kingdom tax payers

Holders of Notes who are resident in a jurisdiction outside the United Kingdom and who are neither resident in the United Kingdom nor carrying on a trade, profession or vocation in the United Kingdom through a branch or agency (or, for Holders who are companies, through a permanent establishment in the United Kingdom) to which the Notes are attributable should not generally be liable to United Kingdom taxation in respect of a disposal (including redemption) of a note.

Holders of Notes who are individuals and who have ceased to be resident in the United Kingdom for a period of five years or less and who dispose of their Notes during that period may be liable on return to the United Kingdom to United Kingdom taxation on chargeable gains arising during that period of absence, subject to any applicable exemptions or reliefs.

Stamp duty and stamp duty reserve tax

No United Kingdom stamp duty or stamp duty reserve tax should be payable on the issue or transfer of the Notes, or on their redemption.

Taxation of premium on early redemption

It is possible that the Notes may be redeemed prior to maturity at a premium (including at the option of the Issuer). Payment of such premium may constitute a payment of interest. Such payments of interest may be subject to United Kingdom withholding tax and reporting requirements as outlined above and below.

Provision of information

Holders may wish to note that, in certain circumstances, HMRC has power to obtain certain information (including the name and address of the beneficial owner of the interest) from any person in the United Kingdom who either pays or credits interest to or receives interest for the benefit of a Holder. HMRC also has power, in certain circumstances, to obtain information from any person in the United Kingdom who pays amounts payable on the redemption of Notes which are deeply discounted securities for the purposes of the Income Tax (Trading and Other Income) Act 2005 to or receives such amounts for the benefit of another person, although HMRC published practice indicates that HMRC will not exercise the power referred to above to require this information in respect of amounts payable on the redemption of deeply discounted securities where such amounts are paid on or before April 5, 2015. Such information may include the name and address of the beneficial owner of the amount payable on redemption. Any information obtained may, in certain circumstances, be exchanged by HMRC with the tax authorities of the jurisdiction in which the Holder is resident for tax purposes.

European Union Savings Directive

Under the EC Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Directive”), Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Austria is instead required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments deducting tax at rates rising over time to 35% (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

On March 24, 2014, the Council of the European Union adopted a Directive amending the EU Savings Directive which, when implemented, will amend and broaden the scope of the requirements described above. The EU Member States will have until January 1, 2016 to adopt the national legislation necessary to comply with this amending Directive. Investors who are in any doubt as to their position should consult their professional advisers.

Financial transactions tax

On February 14, 2013 the European Commission published a proposal for a Directive for a common financial transactions tax (the “FTT”) in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”).

The proposed FTT has very broad scope and could, if introduced in the form proposed on February 14, 2013, apply to certain transactions relating to the Notes (including secondary market transactions) in certain circumstances.

Under the February 14, 2013 proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain transactions relating to the Notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT proposal remains subject to negotiation between the participating Member States. Further, the legality of the FTT proposal is at present uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective Holders of the Notes are advised to seek their own professional advice in relation to the FTT.

U.S. federal income tax considerations

The following summary describes material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion applies only if you:

•

purchase the Notes in this offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money, and

•	hold the Notes as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are in a category of persons that are subject to special rules, such as:

•	certain financial institutions,

•	insurance companies,

•	dealers or traders in securities,

•	persons holding Notes as part of a hedge, “straddle,” integrated transaction or similar transactions,

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•

pass-through entities (e.g., S corporations, partnerships or other entities classified as partnerships for U.S. federal income tax purposes) or investors who hold the Notes through pass- through entities,

•	tax-exempt entities,

•	former citizens or residents of the United States, or

•	persons subject to the alternative minimum tax.

If you are a partner in an entity that is classified as a partnership for U.S. federal income tax purposes and that holds Notes, your U.S. federal income tax treatment with respect to the Notes will generally depend on your status and upon the activities of the partnership. You and the partnership should each consult your own tax advisor as to the particular U.S. federal income tax consequences of owning and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws (including the unearned income Medicare contribution tax under Section 1411 of the Code) to your particular situation as well as any tax consequences arising under other federal tax laws (such as estate and gift tax laws) or the laws of any state, local or non-U.S. taxing jurisdiction.

Possible application of rules governing contingent payment debt instruments

The terms of the Notes provide for payments in excess of stated interest and principal under certain circumstances. For example, in the event of a Change of Control Triggering Event, we would generally be required to offer to repurchase the Notes at 101% of their principal amount plus accrued and unpaid interest (see “Description of notes—Change of control triggering event”). Under applicable Treasury Regulations, the possibility that certain payments in excess of stated interest and principal will be made will not cause the Notes to be treated as “contingent payment debt instruments” (which are subject to special rules, as described below), if there is only a remote likelihood as of the issue date of the Notes that these payments will be made, or if the amounts thereof are considered incidental in the aggregate. We intend to take the position that, as of the issue date of the Notes, the likelihood that we will pay these excess amounts is remote or these amounts are incidental, and therefore that the Notes will not be considered contingent payment debt instruments. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, you might be required to use the accrual method, even if you were otherwise a cash method taxpayer, to accrue income on the Notes in excess of the stated interest on the Notes and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a Note. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.

Tax consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia, or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

Stated interest paid on a Note will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes.

If you use the cash-method of accounting for U.S. federal income tax purposes, you will be required to include in income, as ordinary income, the U.S. dollar value of the euro payment (determined by translating the euro payment received at the spot rate on the date the payment is received), regardless of whether the payment is in fact converted into U.S. dollars, and this U.S. dollar value will be your tax basis in the euro received.

If you use the accrual-method of accounting for U.S. federal income tax purposes, you will be required to include in income, as ordinary income, the U.S. dollar value of the amount of interest income that accrues with respect to a Note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate of exchange for the partial period within the taxable year. You will recognize exchange gain or loss (which generally will be treated as U.S. source ordinary income or loss) with respect to accrued interest income on the date the interest payment (or proceeds from the sale, exchange, redemption or retirement attributable to accrued interest) is actually received. The amount of exchange gain or loss recognized will equal the difference between the U.S. dollar value of the euro payment received (determined by translating the euro payment received at the spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). You may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the IRS.

Sale, exchange, redemption or retirement

Upon the sale, exchange, redemption or retirement of a Note, you will recognize taxable gain or loss equal to the difference between the amount you realize on the sale, exchange, redemption or retirement and your tax basis in the Note. Your tax basis in a Note will be the U.S. dollar value of the euro amount you paid for the Note, determined on the date of the purchase. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest and not previously included in income are treated as interest as described under “—Payments of interest” above. The amount realized generally will equal the U.S. dollar value of the euro received calculated at the spot rate on the date of such sale, exchange, redemption or retirement. However, if the Notes are traded on an established securities market and if you are a taxpayer that uses the cash-method of accounting for U.S. federal income tax purposes, the amount realized generally will be the U.S. dollar value of the euro received calculated at the spot rate on the settlement date of the sale, exchange, redemption or retirement. If you are a taxpayer that uses the accrual-method of accounting for U.S. federal income tax purposes, you may elect the same treatment for all purchases and sales of Notes. If you make this election, you must apply it consistently from year to year and you cannot change it without the consent of the IRS. If you are an accrual-method taxpayer but do not make this election, the amount realized with respect to a sale of Notes on an established securities market will be the U.S. dollar value of the euro received calculated at the spot rate on the trade date of such sale.

Except to the extent of exchange gain or loss (as described below), gain or loss realized on the sale, exchange, redemption or retirement of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement you have held the Note for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

You may recognize exchange gain or loss upon the sale, exchange, redemption or retirement of a Note as a result of fluctuations in the euro-U.S. dollar exchange rate. Gain or loss attributable to such fluctuations will equal the difference, if any, between (i) the U.S. dollar value of your purchase price in euro of the Note, determined using the spot rate on the settlement date or trade date, as described above, of the sale, exchange, redemption or retirement of the Note, and (ii) the U.S. dollar value of your purchase price in euro of the Note, determined using the spot rate on the date you acquired the Note. The exchange gain or loss will be recognized only to the extent of the total gain or loss realized by you on the sale, exchange, redemption or retirement of the Note. Any exchange gain or loss generally will be U.S. source ordinary income or loss. An accrual-method taxpayer selling the Notes on an established securities market but who does not make the “settlement date” election described above will also realize foreign currency gain or loss on the receipt of euro on the settlement date to the extent (i) the U.S. dollar value of the euro determined on the spot rate on the settlement date of the sale differs from (ii) the U.S. dollar value of the euro determined at the spot rate on the trade date of the sale. If you recognize a loss upon a sale, exchange or retirement of a Note above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax advisor regarding this reporting obligation.

You will have a tax basis in any euro received on the sale, exchange, redemption or retirement of a Note equal to the U.S. dollar value of the euro, determined at the time of sale, exchange, redemption or retirement. Any gain or loss realized on a sale or other taxable disposition of euro (including its exchange for U.S. dollars) will be U.S. source ordinary income or loss.’

Potential loss reporting requirements

If you recognize a loss upon the sale or other taxable disposition of a Note in excess of certain thresholds, you may be required to file a reportable transaction disclosure statement with the IRS. If you recognize a loss with respect to a Note, you should consult your own tax advisor regarding this reporting obligation.

Foreign financial asset reporting

Certain U.S. Holders are required to report information relating to an interest in the Notes, subject to certain exceptions (including an exception for Notes held in accounts maintained by financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, to their tax return for each year in which they hold an interest in the Notes. U.S. Holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of the Notes, including the significant penalties for non-compliance.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with interest payments on the Notes and the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes, unless you are an exempt recipient. You will be subject to U.S. backup withholding on these payments if you fail to provide your taxpayer identification number to the appropriate withholding agent and comply with certain certification procedures, or otherwise fail to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, if you timely provide the required information to the IRS.

Tax consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a foreign estate or trust,

but does not include you if you are an individual present in the United States for 183 days or more in the taxable year of disposition of the Notes and you are not otherwise a resident of the United States for U.S. federal income tax purposes. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of the Notes.

Payments of interest on the Notes

Subject to the discussions below under “—Backup withholding and information reporting,” we believe that payments of interest on the Notes should be non-U.S. source income for U.S. federal income tax purposes and should therefore not be subject to U.S. federal income tax unless the income is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, such income is attributable to a permanent establishment maintained by you in the United States).

However, as discussed under the caption “Risk Factors” in our Annual Report on Form 10-K incorporated by reference herein, the IRS has issued to us a Notice of Proposed Adjustment (“NOPA”) asserting that it believes that Section 7874(b) of the Code applies to Delphi Automotive LLP (our wholly-owned subsidiary), and that therefore Delphi Automotive LLP should be treated as a domestic corporation for U.S. federal income tax purposes, retroactive to October 6, 2009. If Delphi Automotive LLP is treated as a domestic corporation for U.S. federal income tax purposes, we expect that, although Delphi Automotive PLC is incorporated under the laws of Jersey and is a tax resident of the U.K., Delphi Automotive PLC would also be treated as a domestic corporation for U.S. federal income tax purposes, commencing with its initial public offering on November 22, 2011.

Notwithstanding the issuance of the NOPA, we continue to believe, after consultation with counsel, that neither Delphi Automotive LLP nor Delphi Automotive PLC should be treated as a domestic corporation for US federal income tax purposes. We intend to vigorously contest the conclusions reached in the NOPA through the IRS’ administrative appeals process and, if we are unable to reach a satisfactory resolution with the IRS, through litigation.

If Delphi Automotive PLC is treated as a domestic corporation for U.S. federal income tax purposes, payments of interest on the Notes to you (including any payments of interest made on the Notes prior to any final determination as to the treatment of Delphi Automotive PLC) would be U.S. source income that would be subject to 30% U.S. federal withholding tax (unless reduced or eliminated by an income tax treaty), unless: you do not own, actually or constructively, 10% or more of our total combined voting power of all classes entitled to vote and you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and you certify on a properly executed IRS Form W-8BEN or W-8BEN-E (or applicable successor form), under penalties of perjury, that you are not a United States person.

Although we continue to believe that neither Delphi Automotive LLP nor Delphi Automotive PLC should be treated as a domestic corporation for U.S. federal income tax purposes, and therefore that interest payments to you on the Notes should not be treated as U.S. source income subject to U.S. federal withholding tax, we or any intermediary that is treated as a withholding agent for U.S. federal income tax purposes may withhold U.S. federal income tax on payments of interest on the Notes, even before a final determination has been made with respect to our U.S. income tax status, unless you provide the certification described above. If U.S. federal withholding tax is imposed with respect to payments on the Notes as a result of the failure to provide a properly executed applicable IRS Form W-8 certifying as to non-U.S. status, there generally will be no Additional Amounts payable to compensate for the withheld amount. You should consult your own tax advisor regarding the U.S. federal income tax treatment of payments of interest on the Notes.

Sale, exchange, redemption or retirement

Subject to the discussion below concerning backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption or retirement of a Note, unless the gain is effectively connected with your conduct of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Backup withholding and information reporting

Information returns may be filed with the IRS in connection with interest payments on the Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS reporting your proceeds from a sale or other disposition (including a retirement or redemption) of the Notes and you may be subject to U.S. backup withholding on interest payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest if we are treated as a domestic corporation for U.S. federal income tax purposes described above under “—Payments of interest on the Notes” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund if you timely provide the required information to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes U.S. federal withholding of 30% on payments of U.S. source interest and (beginning in 2017) gross proceeds from the sale or other disposition of debt obligations that produce U.S. source interest to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities (whether such foreign financial institutions or other non-U.S. entities are beneficial owners or intermediaries) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. As discussed above under “—Payments of interest on the Notes,” we believe that interest payments on the Notes should be non-U.S. source income for U.S. federal income tax purposes and therefore that FATCA should not apply to the Notes. However, we or any intermediary that is treated as a withholding agent for U.S. federal income tax purposes may treat FATCA as applying to the Notes and withhold on payments with respect to the Notes, even before a final determination has been made with respect to our U.S. income tax status, unless the various U.S. information reporting and due diligence requirements referenced above are satisfied, or an exemption applies. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your investment in the Notes. In the event any withholding under FATCA is imposed with respect to any payment on the Notes, there generally will be no Additional Amounts payable to compensate for the withheld amount.

Underwriting

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell to the underwriters, the principal amount of Notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal amount of Notes
Deutsche Bank AG, London Branch	€
Merrill Lynch International
J.P. Morgan Securities plc

Total	€

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the offering price and other selling terms. The underwriters may offer and sell Notes through certain of their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total):

Paid by Delphi
Per Note		%
Total	€

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately €         million.

In the underwriting agreement, we have agreed that we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We intend to apply to list the Notes on the NYSE. We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the Notes at any time. There is currently no established trading market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the Notes without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes.

In connection with the issue of the notes, the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) may overallot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or overallotment must be conducted by the Stabilizing Manager (or person(s) acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have from time to time provided, and may provide in the future, various financial advisory, investment banking and commercial banking services to us and our affiliates, for which they have received or will receive customary fees and reimbursement of expenses. Affiliates of the underwriters are agents and/or lenders under our credit agreement. The underwriters or their respective affiliates may hold 2021 Notes and, as a result, may receive a portion of the net proceeds from this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

Settlement

We expect that delivery of the Notes will be made to investors on or about             , 2015, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the Notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next three succeeding business days should consult their own advisors.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes that are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantors; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Legal matters

Certain legal matters related to this offering, including the validity of the Notes offered hereby, will be passed upon for us by our legal counsel, Davis Polk & Wardwell LLP, New York, New York. Certain legal matters related to this offering, including the validity of the Notes offered hereby, will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The consolidated financial statements of Delphi Automotive PLC appearing in Delphi Automotive PLC’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including the schedule appearing therein), and the effectiveness of Delphi Automotive PLC’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DELPHI AUTOMOTIVE PLC

DEBT SECURITIES

GUARANTEES

PREFERRED SHARES

ORDINARY SHARES

WARRANTS

PURCHASE CONTRACTS

UNITS

DELPHI CORPORATION

DEBT SECURITIES

GUARANTEES

WARRANTS

PURCHASE CONTRACTS

UNITS

Guarantees by certain subsidiaries of Delphi Automotive PLC

We may offer from time to time ordinary shares of Delphi Automotive PLC, preferred shares of Delphi Automotive PLC, debt securities of Delphi Corporation, debt securities of Delphi Automotive PLC, warrants, purchase contracts or units. The debt securities of Delphi Corporation may be guaranteed by Delphi Automotive PLC and one or more subsidiaries of Delphi Automotive PLC and the debt securities of Delphi Automotive PLC may be guaranteed by one or more of its subsidiaries, in each case on terms to be determined at the time of the offering. In addition, certain selling shareholders to be identified in a prospectus supplement may offer and sell ordinary shares from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our ordinary shares are listed on The New York Stock Exchange under the trading symbol “DLPH.”

Investing in these securities involves certain risks. See “Risk Factors” on page 2 of this prospectus and beginning on page 2 of our annual report on Form 10-K for the year ended December 31, 2011 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2012

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

It must be distinctly understood that neither the registrar of companies in Jersey nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it.

In this prospectus, “Delphi,” the “Company,” the “Successor,” “we,” “us” and “our” refer to Delphi Automotive PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales which was formed on August 19, 2009 for the purpose of acquiring certain assets of the former Delphi Corporation and became a subsidiary of Delphi Automotive PLC on November 22, 2011 in connection with the Company’s initial public offering. The former Delphi Corporation and, as the context may require, its subsidiaries and affiliates, are referred to herein as the “Predecessor”. As the context may require, “we”, “us” and “our” refers only to Delphi Automotive PLC and the subsidiary registrants who may sell securities pursuant to this prospectus from time to time.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1995, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

THE COMPANY

We are a leading global vehicle components manufacturer and provide electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets. We operate manufacturing facilities and technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from low cost countries. In line with the growth in emerging markets, we have been increasing our focus on these markets, particularly in China, where we have a major manufacturing base and strong customer relationships.

Our principal executive offices are located at Courteney Road, Hoath Way, Gillingham, Kent ME8 0RU, United Kingdom and our telephone number is 011-44-163-423-4422. Our register of members is kept at our registered office, which is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands.

About this Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities or any combination of the securities described in this prospectus, and the selling shareholders may sell our ordinary shares, in one or more offerings. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, and, as the case may be, the identity of the selling shareholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of any offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	our Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	our Definitive Proxy Statement on Schedule 14A filed on April 27, 2012 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2011);

(c)	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2012;

(d)	our Current Reports on Form 8-K filed on May 24, 2012, June 18, 2012, September 13, 2012, September 18, 2012 and October 26, 2012; and

(e)	the description of our ordinary shares set forth in our registration statements filed under the Exchange Act on Form 8-A on November 10, 2011.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Delphi Automotive PLC

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098.

(248)  813-2000

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global economic conditions, including conditions affecting the credit market; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to our products; our ability to maintain contracts that are critical to our operations; our ability to integrate and realize the benefits of recent acquisitions; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of our unionized employees or those of our principal customers, and our ability to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including those set forth in our Annual Report on Form 10-K for fiscal year ended December 31, 2011. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. It should be remembered that the price of the ordinary shares and any other securities and any income from them can go down as well as up. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings were calculated by adding (1) income from continuing operations before income taxes and equity income, (2) cash dividends received from non-consolidated affiliates and other, (3) interest expense (including amortization of any debt fees and any debt discount) on debt, and (4) the interest component of rental expense. Fixed charges were calculated by adding interest expense on debt (including amortization of any debt fees and any debt discount) and the interest component of rental expense.

Successor				Predecessor
For the nine months ended September 30,	Year ended December 31,		Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009	Year ended December 31,
2012	2011	2010			2008	2007
11.1	9.6	14.4	N/A	351.7	7.2	N/A

Fixed charges exceeded earnings by $36 million and $2,408 million in the period from August 19 to December 31, 2009 and the year ended December  31, 2007, respectively, resulting in a ratio of less than one.

DESCRIPTION OF SHARE CAPITAL

The following descriptions are summaries of the material terms of our Articles of Association and Memorandum of Association (as amended, our “Articles of Association” and “Memorandum of Association”, respectively). Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Articles of Association and Memorandum of Association, which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and applicable law.

Ordinary Shares

As of October 26, 2012, there were 317,554,040 ordinary shares issued and outstanding. All outstanding ordinary shares are validly issued, fully paid and non-assessable. The ordinary shares do not have pre-emptive, subscription or redemption rights. Neither our Memorandum of Association or Articles of Association nor the laws of Jersey restrict in any way the ownership or voting of ordinary shares held by non-residents of Jersey.

Our Board may issue authorized but unissued ordinary shares, and the selling shareholders identified in a prospectus supplement may sell ordinary shares, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

Dividend and Liquidation Rights. Holders of ordinary shares are entitled to receive equally, share for share, any dividends that may be declared in respect of our ordinary shares by the Board of Directors out of funds legally available therefor. If, in the future, we declare cash dividends, such dividends will be payable in U.S. dollars. In the event of our liquidation, after satisfaction of liabilities to creditors, holders of ordinary shares are entitled to share pro rata in our net assets. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. Our Board of Directors has the power to declare such interim dividends as it determines. Declaration of a final dividend (not exceeding the amounts proposed by our Board of Directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends.

Voting, Shareholder Meetings and Resolutions. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of holders of ordinary shares. These voting rights may be affected by the grant of any special voting rights to the holders of a class or series of preferred shares that may be authorized in the future. Pursuant to Jersey law, an annual general meeting shall be held once every calendar year at the time (within a period of not more than 18 months after the last preceding annual general meeting) and at the place as may be determined by the Board of Directors. The quorum required for an ordinary meeting of shareholders consists of shareholders present in person or by proxy who hold or represent between them a majority of the outstanding shares entitled to vote at such meeting.

An ordinary resolution (such as a resolution for the declaration of dividends) requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon.

Amendments to Governing Documents. A special resolution (such as, for example, a resolution amending our Memorandum of Association or Articles of Association or approving any change in authorized capitalization, or a liquidation or winding-up) requires approval of the holders of two-thirds of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special resolution can only be considered if shareholders receive at least fourteen days’ prior notice of the meeting at which such resolution will be considered.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Our Articles of Association establish advance notice and related procedures with respect to shareholder proposals and nomination of candidates for election as directors.

Limits on Written Consents. Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders.

Transfer of Shares and Notices. Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted by applicable securities laws or prohibited by another instrument. Each shareholder of record is entitled to receive at least fourteen days’ prior notice (excluding the day of notice and the day of the meeting) of an ordinary shareholders’ meeting and of any shareholders’ meeting at which a special resolution is to be adopted. For the purposes of determining the shareholders entitled to notice and to vote at the meeting, the Board of Directors may fix a date as the record date for any such determination.

Modification of Class Rights. The rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Election and Removal of Directors. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect any of our directors who are up for election. All of our directors will be elected at each annual meeting.

Our Board of Directors currently consists of 12 directors. Our Articles of Association state that shareholders may only remove a director for cause. Our Board of Directors has sole power to fill any vacancy occurring as a result of the death, disability, removal or resignation of a director or as a result of an increase in the size of the Board of Directors.

Applicability of U.K. Takeover Code. We do not believe that the U.K. City Code on Takeovers and Mergers will apply to takeover transactions for the Company.

Preferred Shares

We have 50,000,000 authorized preferred shares. We have no preferred shares issued and outstanding. The Board of Directors has the authority to issue the preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions of such shares, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the shareholders.

When we offer to sell a particular series of preferred shares, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred shares will be issued under a statement of rights relating to each series of preferred shares and they are also subject to our Articles of Association.

Our Board may issue authorized preferred shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

All preferred shares offered will be fully paid and non-assessable. Any preferred shares that are issued may have priority over the ordinary shares with respect to dividend or liquidation rights or both.

The purpose of authorizing the Board of Directors to issue preferred shares and to determine their rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred shares, while providing desirable flexibility in connection with possible equity financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting shares.

Comparison of United States and Jersey Corporate Law

The following discussion is a summary of the material differences between United States and Jersey corporate law relevant to an investment in the ordinary shares. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

As in most United States jurisdictions, unless approved by a special resolution of our shareholders, our directors do not have the power to take certain actions, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital. Directors of a Jersey corporation, without shareholder approval, in certain instances may, among other things, implement certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the corporation; or any combination thereof, if they determine any such action is in the best interests of the corporation, its creditors or its shareholders.

As in most United States jurisdictions, the board of directors of a Jersey corporation is charged with the management of the affairs of the corporation. In most United States jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions that permit the monetary liability of directors to be eliminated or limited. Jersey law protecting the interests of shareholders may not be as protective in all circumstances as the law protecting shareholders in United States jurisdictions. Under our Articles of Association, we are required to indemnify every present and former officer of ours out of our assets against any loss or liability incurred by such officer by reason of being or having been such an officer. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

In most United States jurisdictions, the Board of Directors is permitted to authorize share repurchases without shareholder consent. Jersey law does not permit share repurchases without shareholder consent. However, our Articles of Association permit our Board of Directors to convert any of our shares that we wish to purchase into redeemable shares, and thus effectively allow our Board of Directors to authorize share repurchases (which shall be effected by way of redemption) without shareholder consent, consistent with the practice in most United States jurisdictions.

Listing

Our ordinary shares are listed on the NYSE under the symbol “DLPH”. We will describe the listing of any series of preferred shares in the prospectus supplement for such series.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the ordinary shares is Computershare Trust Company, N.A. The U.S. transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021, Attention: Client Administration. Computershare Investor Services (Jersey) Limited is the transfer agent and registrar for the ordinary shares in Jersey and its address is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES.

The transfer agent for each series of preferred shares will be described in the prospectus supplement for such series.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

Delphi Automotive PLC (“Delphi PLC”) or Delphi Corporation (“Delphi Corp.”) may offer debt securities, subject to the consent of the Jersey Financial Services Commission, if required. This prospectus describes certain general terms and provisions of the debt securities. When Delphi PLC or Delphi Corp. offer to sell a particular series of debt securities, the specific terms for the securities will be set forth in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Delphi PLC’s senior debt securities would be issued under a senior indenture among Delphi PLC, the guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (the “Registrar and Paying Agent”). Delphi PLC’s subordinated debt indentures would be issued under a subordinated indenture among Delphi PLC, the guarantors party thereto, the Trustee and the Registrar and Paying Agent.

Delphi Corp.’s senior debt securities would be issued under a senior indenture among Delphi Corp., Delphi PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent. Delphi Corp.’s subordinated debt indentures would be issued under a subordinated indenture among Delphi Corp., Delphi PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent.

This prospectus refers to each of Delphi PLC’s senior debt indenture, Delphi PLC’s subordinated indenture, Delphi Corp.’s senior indenture and Delphi Corp.’s subordinated debt indenture individually as the “indenture”

and collectively as the “indentures.” We refer to Delphi PLC’s senior indenture and Delphi Corp.’s senior indenture collectively as the “senior indentures” and each individually as a “senior indenture.” We refer to Delphi PLC’s subordinated indenture and Delphi Corp.’s subordinated indenture collectively as the “subordinated indentures” and each individually as a “subordinated indenture.”

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures have been filed as exhibits to the registration statement of which this prospectus forms a part, which we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The senior indentures and the subordinated indentures are substantially identical, except for the provisions relating to subordination. See “—Subordinated Debt”.

We or Delphi Corp. may issue debt securities up to an aggregate principal amount as we or Delphi Corp. may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	whether or not the debt securities will have the benefit of a guarantee;

•	the maturity date;

•	the interest payment dates and the record dates for the interest payments;

•	the interest rate, if any, and the method for calculating the interest rate;

•	if other than New York, NY, the place where we will pay principal and interest;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	if other than denominations of $2,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	if other than the principal amount, the portion of principal amount payable upon acceleration of the maturity;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	if the debt securities may be exchangeable for and/or convertible into the ordinary shares of Delphi PLC or any other security;

•	whether and under what circumstances additional amounts will be paid to a non U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	whether the debt securities will be issued in the form of global notes;

•	any material United States federal income tax consequences;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including events of default, covenants, provisions related to amendments and waivers, transfer and exchange, satisfaction and discharge and defeasance.

The form of indentures filed with the registration statement of which this prospectus forms a part contain certain of these terms, which may be modified in connection with the offering of any debt securities.

Senior Debt

Each of Delphi PLC and Delphi Corp. will issue under its senior indenture the debt securities that will constitute part of the senior debt of such issuer. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of such issuer.

Subordinated Debt

Each of Delphi PLC and Delphi Corp. will issue under its subordinated indenture the debt securities that will constitute part of the subordinated debt of such issuer. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the relevant subordinated indenture, to all “senior indebtedness” of such issuer. The specific subordination terms will be set forth in a supplemental indenture to the relevant subordinated indenture and described in the prospectus supplement for the relevant series of debt.

Guarantees

Each prospectus supplement will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates. Debt securities issued by Delphi PLC may be guaranteed by any of the subsidiary registrants under the registration statement of which this prospectus forms a part. Debt securities issued by Delphi Corp. will be guaranteed by Delphi PLC and may be guaranteed by any of the subsidiary registrants. The guarantees will be full and unconditional on a joint and several basis. Each of the subsidiary guarantors is 100% owned by Delphi PLC.

Concerning the Trustee and the Registrar and Paying Agent

Unless otherwise provided in respect of a series of debt securities, Wilmington Trust, National Association is the Trustee under each indenture and Deutsche Bank Trust Company Americas is the Registrar and Paying Agent with regard to each series of debt securities. The Trustee and its affiliates have engaged and may in the future engage in financial or other transactions with the Company, the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939. The Registrar and Paying Agent have engaged, currently are engaged, and may in the future engage in financial or other transactions with the issuers and the guarantors and their and our affiliates in the ordinary course of their respective businesses.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

Delphi PLC may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, subject to the consent of the Jersey Financial Services Commission, if required. Delphi Corp. may also issue warrants to purchase its debt securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the issuer of such warrants and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus and such prospectus supplement is being delivered:

•	the issuer and title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Delphi PLC may, subject to the consent of the Jersey Financial Services Commission, if required, issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by Delphi PLC or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Delphi Corp. may issue purchase contracts for the purchase or sale of:

•

debt securities issued by Delphi Corp. or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate the issuer thereof to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Delphi PLC or Delphi Corp., as applicable, may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require the issuer thereof to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. The issuer’s obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under one or more of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Delphi PLC may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities and Delphi Corp. may issue units consisting of one or more purchase contracts, warrants, debt securities or any combination of such securities. The applicable supplement will describe:

•

the issuer and the terms of the units and of the warrants, debt securities, preferred shares and ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. Delphi PLC or Delphi Corp. may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if Delphi PLC or Delphi Corp. requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Delphi PLC, Delphi Corp., the trustees, the warrant agents, the unit agents or any other agent of Delphi PLC or Delphi Corp., agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, Delphi PLC or Delphi Corp., as applicable, will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of theirs or of Delphi PLC or Delphi Corp. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the ordinary shares and preferred shares in respect of which this prospectus is being delivered will be passed upon for us by Carey Olsen, Jersey, Channel Islands and the validity of the debt securities, guarantees, warrants, purchase contracts and units in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Delphi Automotive PLC and the Predecessor appearing in Delphi Automotive PLC’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including the schedule appearing therein) and the effectiveness of Delphi Automotive PLC’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.